Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group, Inc.

(407) 650-1223

CNL MACQUARIE GLOBAL GROWTH TRUST TO INVEST IN MULTIFAMILY

DEVELOPMENT PROJECT

—Complex in South Carolina would fill gap in local market—

(ORLANDO, Fla.) May 23, 2011 – CNL Macquarie Global Growth Trust, Inc. has entered into a joint venture with Woodfield Investments to build a 258 unit, Class A multifamily residential development on 32 acres in Mount Pleasant, S.C.

“There is strong demand for multifamily housing in this area of South Carolina, and the development costs are low for this project when compared to pricing for stabilized transactions,” said Andy Hyltin, president of CNL Macquarie Global Growth Trust. “That combination creates an investment opportunity that we believe will provide capital appreciation for CNL Macquarie Global Growth Trust’s shareholders.”

Woodfield Investments is an apartment development company based in Ashburn, Va., that is active in four southeastern states. Woodfield will manage the construction and development, while CNL Macquarie Global Growth Trust will provide capital, strategic guidance and oversight.

Mount Pleasant, which has grown by more than 35 percent during the past 10 years, is part of the Charleston metropolitan statistical area. It offers an attractive quality of life and strong employment growth, with an average household income of approximately $89,000 annually. Area residential trends are moving away from home ownership, and there is a limited supply of high-quality, new construction apartment complexes. As of March 2011, according to Real Data, there were no units under development. To fill this void, a joint venture between CNL Macquarie Global Growth Trust and Woodfield Investments purchased raw land for $3.4 million. The two companies will work together to develop and lease high-quality units.

This transaction fits well with the company’s focused growth philosophy of taking advantage of opportunities in the commercial real estate market, both in the United States and internationally. CNL Macquarie Global Growth Trust’s flexible investment strategy allows it to target assets that provide good opportunities for growth and capital appreciation.

Construction on the project is scheduled to begin in the third quarter this year.

About CNL Macquarie Global Growth Trust

CNL Macquarie Global Growth Trust is a company whose goal is to provide capital appreciation for its shareholders. The company, which intends to qualify as a real estate investment trust (REIT), plans to build a portfolio of real estate and real estate related assets located in the United States and abroad; over the long term, up to 30 percent of its assets may be located abroad. For more information, visit www.cnlmacquarieglobalgrowthtrust.com.

About CNL Financial Group

CNL Financial Group, Inc. (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $24 billion in assets. CNL is headquartered in Orlando, Florida.

About Macquarie Group Limited

Macquarie is a global provider of banking, financial, advisory, investment and funds management services with total assets under management of approximately US$320 billion (as of March 31, 2011). Macquarie’s real estate business has operations in North America, Australia, Europe, Asia, South Africa and the United Arab Emirates.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Macquarie Global Growth trust, Inc.’s future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Macquarie Global Growth Trust Inc.’s management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the markets in which we engage in business, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the impact of current and future environmental and other governmental regulations affecting the company’s properties, the company’s ability to develop new properties or further develop existing properties on a timely or cost-efficient basis, the company’s abilities to manage growth, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Macquarie Global Growth Trust, Inc. or persons acting on its behalf are qualified in their entirety by these cautionary statements.